PRESS RELEASE

        INACOM APPOINTS THOMAS J. FITZPATRICK AS CHIEF FINANCIAL OFFICER

(OMAHA, NEB - NOV 30, 1999) - Inacom Corp (NYSE: ICO), a $6.9 billion global technology services leader, announced today the appointment of Thomas J. Fitzpatrick as chief financial officer.

Fitzpatrick will report to President and Chief Executive Officer Gerry A. Gagliardi and will be responsible for all aspects of financial management as the Company continues its transformation to a services-driven technology solutions provider.

Fitzpatrick had previously served as executive vice president, chief operating officer and chief financial officer at Decision One Corporation, the largest independent provider of multivendor computer maintenance and technology support services in North America.

"We believe that Tom's expertise is a valuable addition to the Inacom management team and will be instrumental in the Company's efforts to grow its services business while leveraging the inherent value of the distribution business," Gagliardi said.

Fitzpatrick joined Decision One in 1996 as EVP and CFO. In addition to his CFO duties, he became COO in February 1999. Fitzpatrick formerly served at Bell Atlantic Corporation, where he joined in 1986 as a financial planning manager and rose over a ten-year period to become Vice President of Finance for the Company's Network Operations.

Fitzpatrick replaces David C. Guenthner who will remain with the Company as Executive Vice President and focus on distribution, financing and investor relations.

"As one of the founders of the Company, Dave Guenthner has played an important role in building Inacom and making it successful," Gagliardi said. "His support will remain crucial as we continue with our transformation to bring the best IT infrastructure solutions to our clients."

ABOUT INACOM

INACOM CORP. (NYSE:ICO) IS A $6.9 BILLION GLOBAL FORTUNE 500 technology services leader. The company designs, implements and manages technology solutions that optimize clients' return on IT investments. Inacom's client portfolio includes more than 35% of Fortune 500 corporations. Inacom's solutions utilize desktop, client/server and network technologies. The Company leverages more than 17 years' experience with distributed technology as well as its proven methodologies, size and independent perspective to benefit clients.